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 MetLife(R)
 Metropolitan Life Insurance Company
 One Madison Avenue, New York, NY 10010-3690

                            ANNUITY SMART APP RECEIPT
                                 (SEP/SIMPLE IRA)
Required to electronically apply for a MetLife Financial Freedom Select(R)
 (MFFS(R)) Variable Annuity.

Certificate # ________________________________________   Data Lock # ___________

Participant/Owner Name _______________________________   Date __________________

Do you have any existing life insurance or annuity contracts?  [ ] Yes   [ ] No

Will the annuity applied for replace one or more existing annuity or life
insurance contracts?  [ ] Yes   [ ] No (If yes, appropriate transfer and
replacement paperwork must be completed and submitted with this receipt.)

Employee salary reduction amount $_____________________ per pay period.

Employer contribution amount $_________________________ per pay period.

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State Fraud Warnings & Disclosures
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Florida Residents Only: Any person who knowingly and with intent to injure, defraud, or deceive any insurer, files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

Arkansas, District of Columbia, Kentucky, Louisiana, Maine, New Mexico, Ohio, Pennsylvania, and Tennessee Residents Only: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or submits a claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

Colorado Residents Only: It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance, and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

New Jersey Residents Only: Any person who includes any false or misleading information is subject to criminal and civil penalties.

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Signatures
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By signing below I hereby represent that I have carefully examined the information entered on the Smart App computer and the answers to all of the questions, including the answers to the Financial Disclosure section, are correct and true to the best of my knowledge and belief, and the beneficiary(ies) entered on the screens are those chosen by me. I also represent that I have received a current prospectus for the MFFS variable annuity and all required fund prospectuses and I have received MetLife's Notice of Privacy Policies and Practices,

I understand that all values provided by the contract/certificate being applied for, which are based on the investment experience of the Separate Account are variable and are not guaranteed as to the amount. I understand that there is no additional tax benefit obtained by funding an IRA with a variable annuity. I understand the GMIB may have limited usefulness in connection with tax qualified contracts such as IRA's because if the GMIB is not exercised on or before the date required minimum distributions must begin under a tax qualified plan or IRA, the Contract Owner or beneficiary might be unable to exercise the GMIB benefit under the rider due to the restrictions imposed by the minimum distribution requirements. I understand that I should consider whether the GMIB is appropriate for my circumstances and should consult my tax advisor if I plan to exercise the GMIB after my required minimum distribution date under a tax qualified contract or IRA. I understand that the Internal Revenue Service may take the position that the use of certain death benefit riders may adversely affect the qualification of the IRA contract/certificate. Please consult the tax section of the prospectus for further details.

Signature of Participant _________________________ Social Security # ___________

Signed at (city & state) ______________________________________ Date ___________

Statement of Representative: All answers provided on the Smart App computer screens are correct to the best of my knowledge. I have provided the Proposed Participant with MetLife's Notice of Privacy Policies and Practices, prior to or at the time he/she completed this Smart App Receipt form. I have also delivered a current MetLife Financial Freedom Select prospectus, and all required fund prospectuses' and reviewed the financial situation of the Proposed Participant as disclosed, and believe that a multi-funded annuity contract would be suitable. I am properly NASD registered and licensed in the state where the Proposed Participant signed this Smart App Receipt form.

Signature of Representative: ___________________________________ Date___________

Print Representative Name: _____________________________________ DAI#___________

MFFS-ASAR-SS (03/04)